Exhibit 5.0

Tel Aviv, December 16, 2008

Camtek Ltd.
P.O. Box 631
Migdal Haemek, 10556
Israel

Re:    Camtek Ltd.—Registration Statement on Form S-8 for the Registration of an Aggregate of 300,000
Ordinary Shares and Registrant's 2007 Restricted Share Unit Plan and  2007  Restricted Share Unit Plan
–Sub-Plan for Grantees  Subject to Israeli Taxation.

Ladies and Gentlemen:

We have acted as Israeli counsel to Camtek Ltd., an Israeli company (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of 300,000 Ordinary Shares of the Company, par value of NIS 0.01 each (the "Shares") authorized for issuance under the Company's 2007 Restricted Share Unit Plan and  2007  Restricted Share Unit Plan – Sub Plan for Grantees Subject to Israeli Taxation (the "Plans"). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In our capacity as your Israeli counsel in connection with your preparation and filing of the Registration Statement, we have examined the Company's Articles, the Plans, and protocols of meetings of the board of directors of the Company and its shareholders with respect to the Plans and the allocation of Restricted Share Units ("RSU") to employees, officers, directors and consultants under the Plans, which were presented to us by the Company. We have assumed that the Company presented to us all such protocols and documents relating to or having any bearing on the Plans.

In connection with the authorization, issuance and sale of the Shares pursuant to the Plans, and for purposes of this opinion, we have assumed, without having conducted any independent investigation or verification, that, the documents we examined are in full force and effect and have not been amended or otherwise modified and that all actions, resolutions, documents and other instruments required under the Plans and all related documents have been and shall be, with regard to future actions, duly and validly taken by the Company and authorized by all relevant persons and entities and have been or shall be duly, validly and timely completed in the manner required both with regard to their adoption procedures and to their contents. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the correctness and completeness of certificates of public officials and the representations set forth therein, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject matter only of the internal laws of the State of Israel, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Subject to the foregoing, we are of the opinion that, if, as and when the Shares shall have been issued by the Company, and the consideration therefor received pursuant to the provisions of the RSU notice of grant duly authorized under the Plans, and otherwise in accordance with all the terms and conditions of the Plans and applicable laws, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments, including, without limitation, in the law, which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, the RSU or the Shares.

Very truly yours,

                /s/ Shibolet & Co.
        Shibolet & Co.

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